AMENDMENT OF AGREEMENT OF PURCHASE AND SALE


                  THIS AMENDMENT OF AGREEMENT OF PURCHASE AND SALE (this "Amendment") made and entered into this 7th day of February, 1995 by and between FIGGIE INTERNATIONAL INC., a Delaware corporation ("Seller") and SASIB SpA, an Italian corporation ("Buyer").

                                                         WITNESSETH:

                  WHEREAS, on December 23, 1994, Seller and Buyer made and entered into that certain Agreement of Purchase and Sale pursuant to which, among other things, Seller agreed to sell and Buyer agreed to buy the Assets (the "Agreement"),

                  WHEREAS, Seller and Buyer desire to amend certain provisions of the Agreement as more particularly set forth herein,

                  NOW,   THEREFORE,   in  consideration  of  the  covenants  and
agreements hereinafter set forth, the parties do hereby agree as follows:

         1. Notwithstanding any provision of the Agreement to the contrary, the Acquired Sub Assets shall include (i) the accounts receivable of Figgie Mexico or Figgie International Mexico listed on
                  Schedule 1 hereto which are accounts receivable of
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                  the Packaging Business but not the Business,
                  provided that except as expressly amended by the foregoing the last sentence of Section 1.2 shall continue to apply and (ii) amounts reflected on the books of Alfa as VAT tax claims or assets. In addition, notwithstanding the provisions of
                  Section 2.3(a) of the Agreement, the computer software of Alfa which is currently reflected on its books as an intangible shall be valued at $240,000.

         2. The term "Guadalajara Value" shall mean $2,300,000 U.S. Buyer agrees that it will not, nor will it permit any Affiliate to, sell or transfer all or any portion of the real estate located in Guadalajara, Mexico (the "Guadalajara Real Property"), except in a bona fide arms length sales transaction with a third party. In the event Buyer, or an Affiliate of Buyer, engages in one or more such transactions, Buyer, or its Affiliate, shall pay to Seller the Excess Proceeds of such sale until such time as Seller shall have








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                  received,  in  the  aggregate,  $1,300,000  pursuant  to  this provision. After Seller shall have received, in the aggregate, $1,300,000 pursuant to this provision, Seller shall have no further interest in the Excess Proceeds. "Excess Proceeds" shall mean the Net Sales Proceeds received by Buyer, or its Affiliates, from the sale of the Guadalajara Real Property, or any portion thereof, in excess of the Threshold Amount. The "Net Sales Proceeds" shall mean the gross sales price for the Guadalajara Real Property, or any portion thereof, less all reasonable out-of-pocket costs actually incurred by Buyer or its Affiliates in connection with such sale, including without
                  limitation,   brokers'  fees  and  expenses,   closing  costs,
                  attorneys' fees and the fees of other professionals involved in such transaction, taxes on the proceeds of such sale and the cost of demolishing any improvements, but not including
                  any  costs  of   relocating   Buyer's   operations   from  the
                  Guadalajara Real Property.  The "Threshold  Amount" shall mean
                  the  product   obtained  by   multiplying   the  area  of  the
                  Guadalajara Real Property, or the portion thereof sold, (measured in square meters) by $69.00 ($2,300,000 / 33,219 square meters). Buyer shall cause any Excess Proceeds to which Seller is entitled hereunder to be paid to Seller at the closing of the sale of the Guadalajara Real Property, or any
                  portion  thereof.   Buyer   acknowledges  that  the  foregoing
                  provisions create in Seller an interest in and, to the extent possible under Mexican law a lien upon, the Guadalajara Real
                  Property  and   accordingly   agrees  to  promptly  take  such
                  reasonable actions as are possible under Mexican law in order to make such interest and, to the extent possible under Mexican law, lien of Seller a matter of public record. Such actions shall be subject to Seller's approval which shall not be unreasonably delayed or withheld. Until such approval is obtained from Seller, Buyer shall cause Figgie International Mexico to refrain from any sale, transfer or encumbrance of the Guadalajara Real Property.

         3. The parties agree that the Preliminary Purchase Price is $35,000,000 consisting of a Fixed Price Component of $21,486,000 and the parties best, good faith estimate of the Closing Date Net Book Value of $13,514,000. The parties acknowledge that the Preliminary Purchase Price includes Inter-Company Payables in the aggregate amount of $15,601,327, of which $4,030,327 shall be paid by








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                  Buyer  directly to Alfa's banks pursuant to Schedule 2. On the
                  Closing Date, Buyer shall (i) pay to, or on behalf of, Seller, at its direction, pursuant to Schedule 2 attached hereto, the sum of $29,850,000, consisting of a portion of the Preliminary Purchase Price (less Buyer's deposit previously paid to Seller of $150,000), and (ii) pay to the Escrow Agent the sum of $5,000,000 pursuant to the Escrow Agreement consisting of the balance of the Preliminary Purchase Price.

         4. Provided the Closing occurs by February 10, 1995, the parties agree that the Closing Balance Sheet and the Closing Date Net Book Value shall be prepared as of January 31, 1995, notwithstanding that the Closing Date shall be a date subsequent to such date. From and after January 31, 1995, the Business shall be operated for the account of Buyer.

         5. Seller confirms that it is able to convey 100% of the Alfa shares and that the price adjustment provisions of Section 3.4 are not applicable.

         6.       The term "Escrow Amount" as defined in
                  Section 2.2(e) is amended to mean Five Million Dollars ($5,000,000) and the Escrow Agreement is amended as provided in Schedule 3 attached hereto.
                                         ----------
                  In addition, Section 2.3(f) of the Agreement is amended by the addition of the following after the words "Section 2.3(f)" on line 13 of page 10 "up to a maximum amount of $2,500,000".

         7. Notwithstanding the provisions of Section 1.2(f)(ii), the parties agree that the receivable currently reflected on the books of Figgie UK from the Iranian company Zam-Zam shall be an Acquired Sub Asset and that for purposes of both the Preliminary Purchase Price and the Final Purchase Price it shall be valued at $871,000, provided that if the amount actually received by Figgie UK in respect of such receivable exceeds $871,000, then the amount of such excess shall be paid to Seller promptly upon its receipt. As to such receivable, Buyer shall not have the right to cause Seller to purchase such account receivable if such account receivable remains unpaid, as otherwise provided in the first sentence of
                  Section 8.6 of the Agreement. Buyer, or its Affiliates, shall bear all risk of collection associated with such receivable.







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         8.       The allocation of the Preliminary Purchase Price
                  required by Section 8.8 is attached hereto as
                  Schedule 4.

         9. Capitalized terms herein shall have the meaning ascribed to them in the Agreement, unless otherwise defined herein. Except as amended hereby, the Agreement shall continue in full force and effect as originally written.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.


                                     FIGGIE INTERNATIONAL INC.



                                     By:
                                         Steven L. Siemborski,
                                         Senior Vice President
                                            and Chief Financial Officer

                                                   SASIB SpA


                                       By:
                                           Gian Carlo Vaccari,
                                            Vice Chairman and Managing
                                               Director









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